Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements (Form S-8 Nos. 333-65868 and 333-164867) pertaining to the 1996 Long-Term Stock Incentive Plan of International Speedway Corporation and the International Speedway Corporation 2006 Long-Term Incentive Plan, respectively, of our reports dated January 27, 2012, with respect to the consolidated financial statements and schedule of International Speedway Corporation and the effectiveness of internal control over financial reporting of International Speedway Corporation, included in this Annual Report (Form 10-K) for the fiscal year ended November 30, 2011.

/s/ Ernst & Young LLP

Certified Public Accountants

Jacksonville, Florida

January 27, 2012